CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 707 to the Registration Statement on Form N-1A of the Professionally Managed Portfolios and to the use of our report dated March 1, 2017 on the financial statements and financial highlights of Muzinich Credit Opportunities Fund, Muzinich U.S. High Yield Corporate Bond Fund, Muzinich Low Duration Fund, and Muzinich High Income Floating Rate Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 28, 2017